NEWS RELEASE
1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
Mark B. Thomas, CEO
HEI, Inc. Announces Third Quarter Results for Fiscal 2007 and
Schedules Conference Call
MINNEAPOLIS, MINNESOTA, July 17, 2007 — HEI, Inc. (NASDAQ: HEII — www.heii.com) today announced its financial results for its third quarter, which ended June 2, 2007, and announced it will hold its quarterly conference call to discuss the financial results of the third quarter fiscal year 2007 on Thursday, July 19, 2007 at 10:00 am Central time (11:00 am Eastern time).
Net sales for the quarter ended June 2, 2007 were $9,830,000, or a decrease of $3,389,000 or 26% compared to net sales in the same prior year period of $13,219,000. The decrease was a result of several factors. The largest decrease came from our Microelectronics division of approximately $1.4 million, which experienced a reduction in legacy business resulting from a series of consolidations in the telecommunications industry and off-shore outsourcing by one of our medical products customers during the current quarter. Net sales at our flexible substrate business were also lower by approximately $1.8 million in the current period due to our primary external customer’s initiative to consume excess inventories of our product.
For the nine months ended June 2, 2007, net sales were $33,331,000 or a decrease of $5,393,000 or 14% compared to the same prior year period net sales of $38,724,000. The year-to-date reductions were a result of the same factors as in the current quarter and the reduction from our AMO division, which experienced a reduction in design and development contracts during the current fiscal year.
Gross profit was $199,000 (2% of net sales) for the three-months ended June 2, 2007 compared to $2,438,000 (18% of net sales) for the same prior year period. For the nine months ended for the same comparative periods, gross profit was $2,540,000 (8% of net sales) compared to $6,908,000 (18% of net sales).
“Lower gross profit resulted from reduced sales volumes that were not adequate to cover our fixed costs. We are continuing to work to reduce our fixed costs as we progress and we are focusing heavily on sales efforts to rebuild our revenue base with new as well as existing customers. We are encouraged by the early stages of our sales process development and we will continue to emphasize this area as one of our prime objectives to build HEI,” Mark Thomas, HEI’s Chief Executive Officer.
The Company filed its report on Form 10-Q for the quarterly period ended June 2, 2007 with the Securities and Exchange Commission today, July 17, 2007 which contains further detailed information relating to the operating results and the business of HEI, Inc. Interested parties are encouraged to read this and other reports filed by the Company which provide more detailed information about HEI, Inc.

The quarterly conference call is being web cast and is also accessible via telephone. To access the listen-only web cast, visit
http://w.on24.com/r.htm?e=77208&s=1&k=67CF7643AF06C6FCE4539C313A92E1C5. The conference call can be accessed via telephone by dialing 1-866-249-5225 (outside the US, dial 303-262-2143). Specify conference reservation number 11093955.
Replays of the conference call will be available July 19, 2007 at 12 pm Central time through August 20, 2007, by calling 1-800-405-2236 (outside the US, dial 303-590-3000) Specify conference reservation number 111093955.
Information for accessing the conference call is also available on the HEI’s web site at www.heii.com.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged for the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder, CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the integration of the Advanced Medical Division, the implementation of business strategies, growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our financing agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of receivables and outstanding debt, HEI’s ability to control fixed and variable operating expenses. , and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results. See the risk factor section in annual report on Form 10K for year ended September 2, 2006.